Exhibit 99.1

FOR IMMEDIATE RELEASE

Jun 27, 2022

Morgan Stanley Announces 11% Dividend Increase and Authorization of a $20 Billion Multi-Year Common Equity Share Repurchase Program

NEW YORK – Morgan Stanley (NYSE: MS) announced that it will increase its quarterly common stock dividend to $0.775 per share from the current $0.70 per share, beginning with the common dividend expected to be declared by the Firm’s Board of Directors in the third quarter of 2022. In addition, the Firm’s Board of Directors authorized a new multi-year common equity share repurchase program of up to $20 billion, without a set expiration date, beginning in the third quarter of 2022. The share repurchases will be exercised from time to time at prices the Company deems appropriate, subject to various considerations, including current market conditions, the Firm’s capital position and future economic and earnings outlook.

James P. Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “We are pleased to continue our robust capital return program, which is driven by our business transformation, especially the durable earnings from our Wealth Management and Investment Management businesses. After doubling our dividend last year, we are raising our dividend 11% and continuing to buy our stock under a new $20 billion multi-year share repurchase authorization. The strength and stability of our franchise and our capital cushion provide us the flexibility to continue to invest for future growth while also returning capital to shareholders.”

On June 23, 2022, the Board of Governors of the Federal Reserve System released its CCAR 2022 results, as a result of which Morgan Stanley will be subject to a Stress Capital Buffer (SCB) of 5.8% from October 1, 2022 to September 30, 2023. Together with other features of the regulatory capital framework, this SCB results in an aggregate U.S. Basel III Standardized Approach Common Equity Tier 1 (CET1) ratio of 13.3%. The Firm’s U.S. Basel III Standardized Approach CET1 ratio was 14.5% as of March 31, 2022.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions, and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

Forward-Looking Statements

This release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Morgan Stanley does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of forward-looking statements.  For a discussion of additional risks and uncertainties that may affect the future results, financial position or capital of Morgan Stanley, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A, in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2021 and other items throughout the Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments thereto.

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Media Relations: Mark Lake, 212.762.0600

Investor Relations: Leslie Bazos, 212.761.5352